SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 7, 2015 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.9 billion revenue passenger miles (RPMs) in April 2015, an 8.6 percent increase from the 9.1 billion RPMs flown in April 2014. Available seat miles (ASMs) increased 6.7 percent to 11.9 billion in April 2015, compared with the April 2014 level of 11.2 billion. The April 2015 load factor was 83.1 percent, compared with 81.7 percent in April 2014. For April 2015, passenger revenue per ASM (PRASM) is estimated to have decreased approximately 2.0 percent, compared with April 2014.
For the first four months of 2015, the Company flew 35.8 billion RPMs, compared with 33.3 billion RPMs flown for the same period in 2014, an increase of 7.5 percent. Year-to-date ASMs increased 6.2 percent to a level of 44.2 billion, compared with the 41.6 billion for the same period in 2014. The year-to-date load factor was 80.9 percent, compared with 79.9 percent for the same period in 2014.
This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

APRIL
	2015	2014	Change
Revenue passengers carried	9,985,964	9,400,250	6.2%
Enplaned passengers	12,195,952	11,498,724	6.1%
Revenue passenger miles (000s)	9,898,455	9,118,464	8.6%
Available seat miles (000s)	11,911,680	11,167,654	6.7%
Load factor	83.1%	81.7%	1.4 pts.
Average length of haul	991	970	2.2%
Trips flown	107,578	108,328	(0.7)%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	36,428,960	34,456,059	5.7%
Enplaned passengers	44,294,910	42,155,305	5.1%
Revenue passenger miles (000s)	35,759,322	33,273,781	7.5%
Available seat miles (000s)	44,209,145	41,642,236	6.2%
Load factor	80.9%	79.9%	1.0 pts.
Average length of haul	982	966	1.7%
Trips flown	404,148	407,966	(0.9)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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